Exhibit 99.1

             Fair Isaac Announces First Quarter Fiscal 2006 Results

     MINNEAPOLIS--(BUSINESS WIRE)--Jan. 25, 2006--

       The company begins expensing stock options in the first quarter as required by SFAS 123(R); GAAP EPS of $0.43; EPS of $0.52 before share-based compensation expense

     Fair Isaac Corporation (NYSE:FIC), the leading provider of analytics and decision technology, today announced financial results for its first quarter ended December 31, 2005.
     The company was required during the first quarter to adopt Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (SFAS 123 (R)). As a result, effective October 1, 2005, the company began recording compensation expense for stock options and purchases under its Employee Stock Purchase Plan on that date in the consolidated statement of income. Results for prior periods have not been restated. Financial guidance previously provided by the company of $0.50 per diluted share for the first quarter 2006 and $2.15 per diluted share for fiscal 2006, excluded share-based compensation expense related to SFAS 123(R).

     First Quarter Fiscal 2006 Results

     The company reported first quarter revenues of $202.8 million in fiscal 2006 versus $195.5 million reported in the prior year period. Net income for the first quarter of fiscal 2006 totaled $28.5 million or $0.43 per diluted share in accordance with generally accepted accounting principles (GAAP). First quarter fiscal 2006 results included compensation expense of approximately $6.1 million after-tax, or $0.09 per diluted share, due to the adoption of SFAS 123(R). Excluding the effect of this expense, net income for the first quarter of fiscal 2006 was $34.6 million, or $0.52 per diluted share, on a non-GAAP basis. Net income for the first quarter of fiscal 2005 totaled $27.9 million, or $0.36 per diluted share. First quarter fiscal 2005 results were reduced by $0.03 per diluted share from the adoption last year of EITF 04-8, The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share. SFAS 123(R) was not effective for the first quarter of fiscal 2005.
     "We are pleased with our continued management of expenses and our strong performance in earnings per share growth," said Thomas Grudnowski, Fair Isaac's chief executive officer.

     First Quarter Fiscal 2006 Revenues Highlights

     Revenues for first quarter fiscal 2006 across each of the company's four operating segments were as follows:

     -- Strategy Machine Solutions revenues were $112.0 million in the first quarter of 2006, compared to $117.8 million in the prior year quarter, or a decrease of 5.0%, primarily due to a decline in revenues associated with marketing services and insurance solutions. These declines were partially offset by solid growth in consumer scoring products, and collections and recovery solutions.

     -- Scoring Solutions revenues increased to $46.2 million in the first quarter from $39.4 million in the prior year quarter, or by 17.1%, primarily due to an increase in revenues derived from risk scoring services at the credit reporting agencies, and PreScore(R) Service.

     -- Professional Services revenues increased to $32.8 million in the first quarter from $29.5 million in the prior year quarter, or by 11.4%, primarily due to revenues from industry strategic consulting services and implementation services for our Blaze Advisor products.

     -- Analytic Software Tools revenues increased to $11.8 million in the first quarter from $8.8 million in the prior year quarter, or by 33.7%, due to revenues generated from the sales of Blaze Advisor and Model Builder products.

     Bookings Highlights

     The company achieved bookings of $127.8 million for first quarter fiscal 2006 versus $115.4 million in the same period last year, an increase of 10.8%. The company defines a "new booking" as estimated future contractual revenues, including agreements with perpetual, multi-year and annual terms. Management regards the volume of new bookings achieved, among other factors, as an important indicator of future revenues, but they are not comparable to, nor should they be substituted for, an analysis of the company's revenues.

     Balance Sheet and Cash Flow Highlights

     Cash and cash equivalents, and marketable security investments were $372.2 million at December 31, 2005, as compared to $288.1 million at September 30, 2005. Significant changes in cash and cash equivalents from September 30, 2005 include cash provided by operations of $60.7 million for the first quarter fiscal 2006 and $36.2 million received from the exercise of stock options and stock issued under an employee stock purchase plan. Cash used during the first quarter of fiscal 2006 includes $2.5 million related to purchases of property and equipment and $12.8 million to repurchase company stock under the current authorized share repurchase plan. The remaining balance of the existing share repurchase authorization is $158.7 million.

     Outlook

     Second quarter fiscal 2006

     The company expects revenue for second quarter fiscal 2006 of approximately $210.0 million, of which Product (Scoring, Strategy Machines and Analytic Software Tools) revenue will account for approximately $174.0 million and Services revenue will account for approximately $36.0 million. The company also expects GAAP earnings per diluted share for the quarter to be approximately $0.42, which includes an after-tax compensation expense of approximately $6.6 million, or $0.10 per diluted share, related to SFAS 123(R). Excluding the effect of SFAS 123(R), non-GAAP earnings per diluted share for the quarter would be $0.52.

     Fiscal 2006

     The company expects revenue for fiscal year 2006 to remain in line with prior guidance of approximately $860.0 million to $900.0 million. The company also expects GAAP earnings per diluted share for fiscal 2006 to be approximately $1.77, which includes an after-tax compensation expense of approximately $26.0 million, or $0.38 per diluted share, related to SFAS 123(R). Excluding the effect of SFAS 123(R), non-GAAP earnings per diluted share for fiscal 2006 is expected to be approximately $2.15.
     Guidance reflects top-line growth in our core market units and operating margins consistent with prior quarters.
     "We continue to respond to the growing demand for our industry-standard solutions in areas like fraud management, scoring, and customer account management," said Grudnowski. "We have seen terrific response from existing and prospective customers in these areas. Furthermore, we continue to experience growing market appreciation for our Enterprise Decision Management capabilities."

     Non-GAAP Financial Measures

     This news release includes the non-GAAP financial measure "EPS before Share-Based Compensation" which excludes the expense related to all stock-based compensation. The company excludes these amounts in order to facilitate the comparison of current results with those of prior periods and with previous guidance provided by the company, which did not include such expenses, and because these amounts are non-cash expenses. Wherever this non-GAAP financial measure has been included in this news release, the company has reconciled it to GAAP EPS. This non-GAAP financial measure is not prepared in accordance with accounting principles generally accepted in the United States of America and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

     Company to Host Conference Call

     The company will host a conference call today at 5:00 p.m. Eastern Time (4:00 p.m. Central Time/2:00 p.m. Pacific Time) to discuss its first quarter fiscal 2006 results, and outlook for the remainder of fiscal 2006. The call can be accessed live on the Investor Relations section of the company's Web site at www.fairisaac.com, and a replay will be available approximately two hours after the completion of the call through February 22, 2006.

     About Fair Isaac Corporation

     Fair Isaac Corporation (NYSE:FIC) makes decisions smarter. The company's solutions and technologies for Enterprise Decision Management give businesses the power to automate more processes, and apply more intelligence to every customer interaction. Through increasing the precision, consistency and agility of their decisions, Fair Isaac clients worldwide increase sales, build customer value, cut fraud losses, manage credit risk, reduce operational costs, meet changing compliance demands and enter new markets more profitably. Founded in 1956, Fair Isaac powers hundreds of billions of decisions each year in financial services, insurance, telecommunications, retail, consumer branded goods, healthcare and the public sector. Fair Isaac also helps millions of individuals manage their credit health through the www.myfico.com website. Visit Fair Isaac online at www.fairisaac.com.

     Statement Concerning Forward-Looking Information

     Except for historical information contained herein, the statements contained in this news release that relate to Fair Isaac or its business are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the company's ability to recruit and retain key technical and managerial personnel, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, competition, regulatory changes applicable to the use of consumer credit and other data, the possibility that the anticipated benefits of acquisitions, including expected synergies, will not be realized and other risks described from time to time in Fair Isaac's SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2005. If any of these risks or uncertainties materialize, Fair Isaac's results could differ materially from its expectations. Fair Isaac disclaims any intent or obligation to update these forward-looking statements.
     Fair Isaac and FICO are trademarks or registered trademarks of Fair Isaac Corporation, in the United States and/or in other countries. Other product and company names herein may be trademarks of their respective owners.


                        FAIR ISAAC CORPORATION
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
           For the Quarters Ended December 31, 2005 and 2004
                 (In thousands, except per share data)
                              (Unaudited)


                                                Quarter Ended
                                                December 31,
                                            ---------------------
                                              2005        2004
                                            ---------   ---------

Revenues                                    $202,790    $195,546
                                            ---------   ---------

Operating expenses:
   Cost of revenues                           67,045      69,770
   Research and development                   22,730      20,998
   Selling, general and administrative        63,383      53,568
   Amortization of intangible assets           6,263       6,784
   Restructuring and merger related             (674)          -
                                            ---------   ---------
            Total operating expenses         158,747     151,120
                                            ---------   ---------
Operating income                              44,043      44,426
Other income (expense), net                      845         330
                                            ---------   ---------
Income before income taxes                    44,888      44,756
Provision for income taxes                    16,431      16,895
                                            ---------   ---------
Net income                                   $28,457     $27,861
                                            =========   =========


Earnings per share:
   Basic                                       $0.44       $0.41
                                            =========   =========
   Diluted                                     $0.43       $0.36  (a)
                                            =========   =========


Shares used in computing earnings per share:
   Basic                                      64,211      68,570
                                            =========   =========
   Diluted                                    66,219      80,056  (a)
                                            =========   =========




Share-based compensation expense included in
 the above operating expense captions are as
 follows (b):
   Cost of revenues                           $2,826        $111
   Research and development                    1,835          29
   Selling, general and administrative         4,853         293
                                            ---------   ---------
Total share-based compensation expense        $9,514        $433
                                            =========   =========


(a) The computation of diluted earnings per share for the quarter ended December 31, 2004, includes 9.1 million shares of common stock issuable upon conversion of our senior convertible notes, along with a corresponding adjustment to net income to add back related interest expense, net of tax, of approximately $1.3 million. On March 31, 2005, the company successfully completed an exchange offer for approximately 99.9% of the principal amount of its senior convertible notes for new senior convertible notes. The dilutive effect of the new senior convertible notes has been calculated using the treasury stock method since the effective date of the exchange.

(b) Effective October 1, 2005, the company adopted SFAS 123(R),
    "Share- Based Payment", which required the company to record compensation expense for all share-based awards. Results from prior periods have not been restated.




                        FAIR ISAAC CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
               December 31, 2005 and September 30, 2005
                            (In thousands)
                              (Unaudited)

                                           December 31,  September 30,
                                               2005          2005
                                           ------------- -------------

ASSETS:
Current assets:
   Cash and cash equivalents                   $189,296       $82,880
   Marketable securities                        130,567       146,088
   Receivables, net                             156,403       156,375
   Prepaid expenses and other current
    assets                                       25,772        27,337
                                           ------------- -------------
         Total current assets                   502,038       412,680

Marketable securities and investments            52,360        59,087
Property and equipment, net                      45,020        48,436
Goodwill and intangible assets, net             794,076       803,306
Other noncurrent assets                          29,540        27,552
                                           ------------- -------------
                                             $1,423,034    $1,351,061
                                           ============= =============

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable and other accrued
   liabilities                                  $57,956       $50,947
  Accrued compensation and employee
   benefits                                      33,897        31,373
  Deferred revenue                               56,087        55,837
                                           ------------- -------------
      Total current liabilities                 147,940       138,157

Senior convertible notes                        400,000       400,000
Other noncurrent liabilities                      5,577         7,810
                                           ------------- -------------
      Total liabilities                         553,517       545,967

Stockholders' equity                            869,517       805,094
                                           ------------- -------------
                                             $1,423,034    $1,351,061
                                           ============= =============




                        FAIR ISAAC CORPORATION
                          REVENUES BY SEGMENT
           For the Quarters Ended December 31, 2005 and 2004
                            (In thousands)
                              (Unaudited)

                                                     Quarter Ended
                                                      December 31,
                                                   -------------------
                                                     2005      2004
                                                   --------- ---------

Strategy machine solutions                         $111,986  $117,812
Scoring solutions                                    46,156    39,424
Professional services                                32,831    29,470
Analytic software tools                              11,817     8,840
                                                   --------- ---------
     Total revenues                                $202,790  $195,546
                                                   ========= =========






                        FAIR ISAAC CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
           For the Quarters Ended December 31, 2005 and 2004
                            (In thousands)
                              (Unaudited)

                                                      Quarter Ended
                                                       December 31,
                                                   -------------------
                                                     2005      2004
                                                   --------- ---------
Cash flows from operating activities:
Net income                                          $28,457   $27,861
Adjustments to reconcile net income to net cash
 provided by operating activities:
   Depreciation and amortization                     12,059    13,472
   Share-based compensation expense                   9,514       433
   Changes in operating assets and liabilities, net
    of acquisitions                                  10,366    33,705
   Other, net                                           348     4,439
                                                   --------- ---------
      Net cash provided by operating activities      60,744    79,910
                                                   --------- ---------

Cash flows from investing activities:
Purchases of property and equipment                  (2,545)   (3,089)
Cash paid for acquisitions, net of cash acquired          -   (33,800)
Net activity from marketable securities              22,587    12,297
Other, net                                              249    23,250
                                                   --------- ---------
      Net cash provided by (used in) investing
       activities                                    20,291    (1,342)
                                                   --------- ---------

Cash flows from financing activities:
Proceeds from issuances of common stock              36,154    17,868
Repurchases of common stock                         (12,766) (109,892)
Other, net                                            2,352    (1,371)
                                                   --------- ---------
      Net cash used in financing activities          25,740   (93,395)
                                                   --------- ---------

Effect of exchange rate changes on cash                (359)      407
                                                   --------- ---------

Increase (decrease) in cash and cash equivalents    106,416   (14,420)
Cash and cash equivalents, beginning of period       82,880   134,070
                                                   --------- ---------
Cash and cash equivalents, end of period           $189,296  $119,650
                                                   ========= =========




Fair Isaac Corporation
Baseline Revenue Analysis
(in thousands)
                                              E = Estimate, A = Actual
----------------------------------------------------------------------
                 BKG'05     Q1A      Q2A      Q3A      Q4A     FY05
----------------------------------------------------------------------
Total Baseline
 Prior to '05            $176,161 $164,445 $158,912 $150,950 $650,468
----------------------------------------------------------------------
Q1-2005A        $115,363   19,385   12,916    9,120    7,622   49,043
Q2-2005A         136,560            18,660   12,402    8,312   39,374
Q3-2005A         143,318                     23,373   16,259   39,632
Q4-2005A         109,728                              20,154   20,154
----------------------------------------------------------------------
Total FY05       504,969   19,385   31,576   44,895   52,347  148,203
----------------------------------------------------------------------
Total Baseline
 Prior to '06    504,969  195,546  196,021  203,807  203,297  798,671
----------------------------------------------------------------------
Q1-2006E
Q2-2006E
Q3-2006E
Q4-2006E
----------------------------------------------------------------------
Total FY06
----------------------------------------------------------------------

----------------------------------------------------------------------
Grand Total     $504,969 $195,546 $196,021 $203,807 $203,297 $798,671
======================================================================



----------------------------------------------------------------------
                BKG'06     Q1A      Q2E      Q3E      Q4E     FY06E
----------------------------------------------------------------------
Total Baseline
 Prior to '05           $149,484 $145,000 $141,000 $139,000  $574,484
----------------------------------------------------------------------
Q1-2005A                   6,205    3,000    2,750    2,500    14,455
Q2-2005A                   6,194    6,000    5,000    4,500    21,694
Q3-2005A                   7,404    7,000    6,500    5,500    26,404
Q4-2005A                  11,482    9,000    7,500    5,500    33,482
----------------------------------------------------------------------
Total FY05                31,285   25,000   21,750   18,000    96,035
----------------------------------------------------------------------
Total Baseline
 Prior to '06            180,769  170,000  162,750  157,000   670,519
----------------------------------------------------------------------
Q1-2006E       $127,778   22,021   14,000    9,000    7,000    52,021
Q2-2006E                           26,000
Q3-2006E
Q4-2006E
----------------------------------------------------------------------
Total FY06                22,021   40,000
----------------------------------------------------------------------

----------------------------------------------------------------------
Grand Total    $605,000 $202,790 $210,000
======================================================================


     CONTACT: Fair Isaac Corporation, Minneapolis
              Investors & Analysts:
              John D. Emerick, Jr., 800-213-5542
              or
              JD Bergquist Wood, 800-213-5542
              investor@fairisaac.com